Registration Statement No. ____________

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933, AS AMENDED

CANAM URANIUM CORP.
(Exact name of registrant as specified in its charter)

Nevada	98-0207554
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer ID. No.)

1255 West Pender Street
Vancouver, BC
Canada V6E 2V1
(206) 274-7598
(Address of Principal Executive Offices)

CANAM URANIUM CORP. 2007 STOCK OPTION PLAN
(Full Title of Plan)

CONSULTING SERVICES AGREEMENT DATED DECEMBER 1, 2006 BY AND BETWEEN
CANAM URANIUM CORP. AND HAMISH ANGUS
(Full Title of Plan)

Ryan Gibson
President and Chief Executive Officer
1255 West Pender Street
Vancouver, BC
Canada V6E 2V1
(206) 274-7598
(Name, Address and Telephone Number of Agent for Service of Process)

If any of the Securities being registered on this Form S-8 are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. X

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered*	Proposed Maximum Offering Price Per Share**	Proposed Maximum Aggregate Offering Price**	Amount of Fee
Common Stock, $0.001 par value	7,000,000	$1.21	$8,470,000	$906.29

* The CanAm Uranium Corp. 2007 Stock Option Plan (the “Plan”) authorizes the directors to fix the maximum number of shares of common stock of CanAm Uranium Corp. (the “Company” or the “Registrant”), par value $0.001 per share (“Common Stock”) to be issued under the Plan. The directors have fixed 5,000,000 shares as the maximum number to be issued under the Plan, all of which are being registered hereunder. As of March 26, 2007, options to purchase 337,500 shares of common stock have been granted under the Plan. There are also registered, pursuant to Rule 415, such additional indeterminate number of shares as may be issued as a result of the anti-dilution provision of the Plan. Additionally, pursuant to that certain Consulting Services Agreement dated December 1, 2006 by and between the Registrant and Hamish Angus (the “Angus Agreement”), the Registrant is registering 2,000,000 shares of its Common Stock.

** Estimated solely for the purposes of determining the registration fee pursuant to Rule 457. On March 23, 2007, the fair market value of CanAm Uranium Corp. Common Stock, determined from its closing price on the Over-the-Counter Bulletin Board was $1.21 per share. On this basis, the maximum aggregate offering price for the shares being registered hereunder is $8,470,000, and this is the basis for computing the filing fee in accordance with Rule 457(h) and at a rate of the aggregate offering price multiplied by .000107.

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents, which have been filed with the Securities and Exchange Commission (the “Commission”) by the Registrant are incorporated by reference in this registration statement: (i) the Company’s Annual Report on Form 10-KSB, for the fiscal year ended October 31, 2006, and (ii) the Company’s Quarterly Report on Form 10-QSB for the quarter ended January 31, 2007, as amended in the filing on March 27, 2007 and (iii) the Company’s Current Report on Form 8-K, filed on March 13, 2007 and (iv) the description of the Company’s Common Stock in the Company’s Registration Statement on From SB-2, as amended, filed on December 17, 2004. All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

The Law Offices of Thomas E. Puzzo, PLLC (“LOTEP”), which has prepared this Registration Statement and the opinion regarding the authorization, issuance and fully-paid and non-assessable status of the securities covered by this Registration Statement, has represented the Registrant in the past on certain legal matters. Thomas E. Puzzo is the sole beneficial owner of securities of LOTEP.  Mr. Puzzo holds an option to purchase 50,000 shares of common stock, which option has been issued to Mr. Puzzo under the terms and conditions of the Plan.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 78.751 of the Nevada General Corporation Law generally allows the Registrant to indemnify any person who was or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee or agent of any corporation, partnership, joint venture, trust or other enterprise. The Registrant may advance expenses in connection with defending any such proceeding, provided the indemnitee undertakes to pay any such amounts if it is later determined that such person was not entitled to be indemnified by the Registrant.

ITEM 8. EXHIBITS

The Exhibits required to be filed as part of this Registration Statement are listed in the attached Index to Exhibits.

ITEM 9. UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represents no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(i) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Vancouver, British Columbia, Canada, on this 27th day of March, 2007.

CanAm Uranium Corp. (Registrant)

Date: March 27, 2007	By:	/s/ Ryan Gibson
Name: Ryan Gibson Title: President and Chief Executive Officer

POWER OF ATTORNEY
Each person whose signature appears below constitutes and appoints Ryan Gibson his or her attorney-in-fact, with the power of substitution, for them in any and all capacities, to sign any amendments to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Ryan Gibson	President, Chief Executive Officer and Director	March 27, 2007
Ryan Gibson
/s/ David Hayes	Chief Financial Officer and Director	March 27, 2007
David Hayes
/s/ Charles Rendina	Director	March 27, 2007
Charles Rendina
/s/ Michael Hitch	Director	March 27, 2007
Michael Hitch

INDEX TO EXHIBITS
Number	Description
4.1	CanAm Uranium Corp. 2006 Stock Option Plan
4.2	Form of Consulting Services Agreement dated December 1, 2006 by and between the Registrant and Hamish Angus
5	Opinion of Thomas E. Puzzo, Esq.
23.1	Consent of Thomas E. Puzzo, Esq. (contained in exhibit 5)
23.2	Consent of MacKay, LLP